ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-1
$ 401,529,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2004




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2004   5,236,130     388,304     365,796    5.52%    6,690,613    8.41%
 Feb-2004   5,308,972     364,697     268,727    4.34%    5,509,704    7.42%
 Mar-2004   4,440,916     340,763     245,825    4.23%    4,906,632    7.03%
 Apr-2004   5,428,216     320,742     320,786    5.98%    4,303,538    6.68%
 May-2004   4,494,305     296,269     125,179    2.51%    4,021,275    6.71%
 Jun-2004   4,293,152     276,008     169,459    3.66%    3,957,464    7.12%
 Jul-2004   4,115,005     256,653      57,011    1.33%    3,679,021    7.15%
 Aug-2004   3,897,980     238,101      96,380    2.43%    4,000,863    8.41%
 Sep-2004   3,743,014     220,527     110,880    3.04%    3,373,908    7.70%
 Oct-2004   3,591,092     203,653     147,479    4.40%    3,227,803    8.02%
 Nov-2004   3,317,762     187,463     123,490    4.01%    3,548,637    9.61%
 Dec-2004   3,123,214     172,505      32,731    1.16%    3,686,012   10.90%

          _____________________________________
  Totals   50,989,759   3,265,684   2,063,742

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.